SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 22, 2004

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4600
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. Completion of Acquisition or Disposition of Assets.

On November 22, First Union Real Estate Equity and Mortgage Investment (the “Trust”) made a loan to 5400 Westheimer Holding L.P. (“Holding”) in the principal amount of $7,533,100.  The loan bears interest at 8% per annum and matures on March 30, 2005.  The general partner of Holding is a subsidiary of the Trust.  It is contemplated that no less than 50% of this loan will be satisfied in cash, with the balance being satisfied either in cash, by distributing to the Trust an ownership interest in Holding, or a combination thereof.  The ownership interest the Trust will ultimately hold in Holding is not expected to exceed 50% of Holding, inclusive of its existing 1% general partner interest in Holding.

The loan was made to facilitate the acquisition by Holding of an indirect 100% ownership interest in an entity that holds title to real property located at 5400 Westheimer Court, Houston, Texas (the “Houston Property”).  The Houston Property is triple-net leased to an affiliate of Duke Capital LLC pursuant to a lease that is scheduled to expire in 2018 subject to early termination in 2016.  The interest in the Houston Property was acquired subject to existing first mortgage debt of approximately $76.3 million.

In addition, on November 23, 2004, the Trust acquired from Interwest Capital Corporation a 10% interest bearing first mortgage loan secured by a Wingate Hotel and the land on which it is situate located in Clearwater Florida.  The principal amount of the loan at closing was $2,785,061 and the loan bears interest at 10% per annum, requires monthly payments of $27,179 and is scheduled to mature on February 15, 2007 at which time the remaining amount due on the loan is scheduled to be $2,688,626.89.

ITEM 9.01              Financial Statements and Exhibits.

(c)                                  Exhibits

99.1                           Press Release dated November 29, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 29th day of November, 2004.

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

By:	/s/ Carolyn Tiffany
Carolyn Tiffany
Chief Operating Officer